Exhibit 5.1

1271 Avenue of the Americas
New York, New York 10020-1401
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
May 20, 2026	Dubai	Riyadh
	Düsseldorf	San Diego
Qwest Corporation 931 14th Street, Denver, Colorado 80202	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
Re: Qwest Corporation	Los Angeles	Tokyo
	Madrid	Washington, D.C.

To the addressee set forth above:

We have acted as special counsel to Qwest Corporation, a Colorado corporation (the “Company”), in connection with its offer to exchange (i) all $977,500,000 outstanding aggregate principal amount of Qwest’s 6.5% Notes due 2056 (the “Old 2056 Notes”) for corresponding principal amount of new 6.50% Notes due 2051 (the “New 2051 Notes”) and (ii) all $660,000,000 outstanding aggregate principal amount of Qwest’s 6.75% Notes due 2057 (the “Old 2057 Notes” and, together with the Old 2056 Notes, the “Old Notes”) for (a) new 6.750% Notes due 2052 (the “New 2052 Notes” and, together with the New 2051 Notes, the “New Qwest Notes”) or (b) New 2051 Notes. The Company’s obligations under the New Qwest Notes will be guaranteed on an unsecured basis (the “Guarantee”) by Lumen Technologies, Inc. (the “Guarantor”). The New Qwest Notes will be issued under an indenture, in the form most recently filed as an exhibit to the Registration Statement (as herein defined), to be entered into between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by one or more supplemental indentures, in the form most recently filed as exhibits to the Registration Statement, including the Guarantee and setting forth the terms of the New Qwest Notes (collectively, the “Indenture”), to be entered into among the Company, the Guarantor, and the Trustee. The New Qwest Notes and the Guarantee are being offered pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2026 (Registration Nos. 333-295091 and 333-295091-01), including the Post-Effective Amendment No. 1 to Form S-4, as filed with the Commission on May 20, 2026 (the “Post Effective Amendment”) (as so filed and as amended, the “Registration Statement”), and a preliminary prospectus, dated May 20, 2026, included in the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the New Qwest Notes and the Guarantee.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantor, and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

May 20, 2026

Various issues pertaining to the laws of the State of Colorado and Louisiana are addressed in the opinion of Jones Walker LLP and Nathan Bartell, Esq., Associate General Counsel of the Company, respectively, separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such elements.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the New Qwest Notes have been duly executed, issued, and authenticated, delivered by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of the Existing Qwest Notes in an aggregate principal amount equal to the aggregate principal amount of the New Qwest Notes, the New Qwest Notes and the Guarantee will be legally valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 514 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the New Qwest Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; and (g) the severability, if invalid, of provisions to the foregoing effect.

We express no opinion with respect to (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.

May 20, 2026

With your consent, we have assumed (a) that the Company and the Guarantor have been duly incorporated and are validly existing and in good standing as a corporation under the laws of the State of Colorado and Louisiana, respectively, and each has the corporate power and authority to enter into and consummate the transactions contemplated by the Documents (as defined below), (b) that the Indenture, the Guarantee, and the New Qwest Notes (collectively, the “Documents”) have been duly authorized by all necessary corporate action by the Company and the Guarantor, as applicable, and executed and delivered by the parties thereto, including the Company and the Guarantor, as applicable, (c) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (d) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Latham & Watkins LLP